NEWS RELEASE
Exhibit 99.1

Vanguard Natural Resources Reports Second Quarter 2009 Results

~ Adjusted Net Income, after consideration of specific non-cash items, rose 41% to $7.3 million, or $0.58 per unit  ~

~ Distributable Cash Flow of $11.3 million rose 88% over second quarter 2008 ~

HOUSTON—July 30, 2009--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter and six months ended June 30, 2009.

Mr. Scott W. Smith, President and CEO, commented, “We are very pleased with our second quarter results as we recorded a consecutive quarter of record-level Distributable Cash Flow, generating $11.3 million in the second quarter of 2009, up from $10.0 million in the first quarter of 2009.  This quarter’s cash flow, in combination with a conservative capital expenditure program, generated a distribution coverage ratio of approximately 1.8 times.  As part of our growth strategy, we recently announced we have entered into an agreement to acquire additional natural gas and oil producing properties in South Texas from an affiliate of the Lewis Energy Group. These properties expand our presence in South Texas and will build upon our already-strong portfolio of long-lived producing natural gas and oil assets.”

Mr. Richard Robert, Executive Vice President and CFO, added, “Considering the limited amount of capital that has been spent this year, our producing wells have performed well and kept our production relatively stable.  Furthermore, the hedging program we put in place over the past year has insured the stability of our cash flows and we feel confident in our ability to continue to generate strong Distributable Cash Flow and coverage ratios for the balance of the year and beyond.”

Second Quarter 2009 Highlights:

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 11% to $13.3 million from $11.9 million generated in the second quarter of 2008 and rose almost 5% over the $12.7 million recorded in the first quarter of 2009.

•
Distributable Cash Flow (a non-GAAP financial measure defined below) increased 88% to $11.3 million from the $6.0 million generated in the second quarter of 2008 and grew 12% over the $10.0 million generated in the first quarter of 2009.

•
Net loss for the quarter was $6.8 million compared to a net loss of $47.0 million in the second quarter of 2008.  The recent quarter included $13.1 million of non-cash unrealized net losses in our commodity and interest rate derivatives contracts and a $1.0 million non-cash compensation charge for the change in unrealized fair value of phantom units granted to management.  This compares to a $52.2 million unrealized loss on other commodity derivative contracts in the second quarter of 2008.

•
Excluding the net impact of the specific non-cash items mentioned above, Adjusted Net Income (a non-GAAP financial measure defined below) was $7.3 million in the second quarter of 2009, or $0.58 per unit, as compared to Adjusted Net Income of $5.2 million, or $0.46 per unit, in the second quarter of 2008.

•	Average daily production increased 11% to 17,629 Mcfe compared to 15,888 Mcfe in the second quarter of 2008, but declined 1% over the first quarter of 2009 average daily volumes of 17,815 Mcfe.

During the quarter we produced 1,135 MMcf of natural gas and 78,155 Bbls of oil, which represented an increase of 12% and 8% over the 1,012 MMcf and 72,247 Bbls produced, respectively, in the second quarter of 2008.  Sequentially, oil production in the second quarter of 2009 was 1% higher than the 77,191 Bbls produced in the first quarter of 2009 and natural gas production in the second quarter of 2009 was relatively flat with the 1,140 MMcf produced during the first quarter of 2009.  Including the positive impact of our hedges in the second quarter of this year, we realized a net price of $10.71 per Mcf on natural gas sales (excluding amortization of premiums paid and non-cash settlements on derivative contracts) and $75.95 per Bbl on crude oil sales.

2009 Six Month Highlights:

•	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 16% to $25.9 million from the $22.4 million produced in the first half of 2008.

•	Distributable Cash Flow (a non-GAAP financial measure defined below) grew 64% to $21.3 million from the $13.0 million generated in the comparable period of 2008.

•
Net loss was $56.7 million for the first six months of 2009 compared to a net loss of $63.0 million in the first half of 2008.  The 2009 results included a $63.8 million non-cash natural gas and oil property impairment charge, a $3.3 million non-cash unrealized net loss on our commodity and interest rate derivatives contracts and a $2.3 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.  Last year’s second quarter results included a non-cash unrealized loss of $72.3 million on other commodity derivative contracts.

•
Excluding the net impact of these specific non-cash items mentioned above, Adjusted Net Income (a non-GAAP financial measure defined below) was $12.6 million in the first six months of 2009, or $1.01 per unit, compared to Adjusted Net Income of $9.4 million, or $0.84 per unit, in the comparable period of 2008.

Impairment Charge

The first half of 2009 results included a $63.8 million impairment charge taken in the first quarter related to the writedown of our capitalized costs under full-cost accounting.  Under full-cost accounting, our dry hole and geological costs are capitalized into the full cost pool, and are subject to amortization and ceiling test limitations.  The ceiling is based on the net present value of the estimated future revenues, as determined by the commodity spot prices at the end of each quarter, discounted at 10%.  Capitalized costs must be equal to or less than this ceiling.  Because of the precipitous drop in gas prices at the end of the first quarter 2009, the net present value of future revenues declined significantly.  As a result, Vanguard was required to writedown its full-cost pool down to the revenue ceiling.  This impairment was calculated based on market prices of $3.65 per MMBtu for natural gas and $49.64 per barrel of oil on March 31, 2009.  The impairment calculation did not consider the positive impact of the company’s commodity derivative positions as generally accepted accounting principles only allows the inclusion of derivatives designated as cash flow hedges.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of natural gas and oil price volatility on our cash flow from operations. As required by our reserve-based credit facility, we have mitigated this volatility through 2011 by implementing a hedging program on a portion of our total anticipated production. At June 30, 2009, the fair value of commodity derivative contracts was approximately $32.4 million, of which $21.5 million would settle during the next twelve months. Currently, we use fixed-price swaps and NYMEX collars and put options to hedge natural gas and oil prices.

The following table summarizes commodity derivative contracts in place at June 30, 2009:

	July 1- December 31, 2009	2010	2011
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	1,756,188	3,782,040	3,328,312
Fixed Price ($/MMBtu)	$9.32	$8.95	$7.83
Puts:
Notional Volume (MMBtu)	396,265	—	—
Floor Price ($/MMBtu)	$7.50	$—	$—
Collars:
Notional Volume (MMBtu)	499,998	914,000	364,000
Floor Price ($/MMBtu)	$7.50	$7.90	$7.50
Ceiling Price ($/MMBtu)	$9.00	$9.24	$9.00
Total:
Notional Volume (MMBtu)	2,652,451	4,696,040	3,692,312

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	89,000	164,250	151,250
Fixed Price ($/Bbl)	$87.23	$85.65	$85.50
Collars:
Notional Volume (Bbls)	18,400	—	—
Floor Price ($/Bbl)	$100.00	$—	$—
Ceiling Price ($/Bbl)	$127.00	$—	$—
Total:
Notional Volume (Bbls)	107,400	164,250	151,250

See Recent Events below for additional hedges entered into after June 30, 2009 in conjunction with the agreement to acquire certain natural gas and oil properties in South Texas.

Selling, General and Administrative Expense

Our selling, general and administrative expense rose $1.3 million to $2.9 million in the second quarter of 2009 from the same period in 2008, primarily reflecting the recognition of non-cash expenses associated with our unit-based compensation program.  The 2009 second quarter charges included a $1.8 million non-cash compensation expense, compared to $1.0 million a year ago, of which $1.0 million was related to the grant of phantom units on January 1, 2009 and $0.8 million was related to the amortization of common and Class B units granted to employees and directors under employment agreements and our long-term incentive plan.

On January 1, 2009, in accordance with their previously negotiated employment agreements, phantom units were granted to two officers in amounts equal to 1% of our units outstanding at January 1, 2009 and the amount paid in either cash or units will equal the appreciation in value of the units, if any, from the date of the grant until the determination date (December 31, 2009), plus cash distributions paid on the units, less an 8% hurdle rate. The fair value of the phantom units at June 30, 2009 of $2.3 million was determined using a Black Scholes model and will be recalculated at each quarter end until the final value is known at December 31, 2009.

Recent Events

On July 17, 2009 Vanguard entered into an agreement to acquire certain natural gas and oil properties in South Texas for $52.3 million from an affiliate of Lewis Energy Group, L.P.  The properties to be acquired have total estimated proved reserves of 27 Bcfe as of July 1, 2009, of which 94% is natural gas and 74% is proved developed. Lewis will operate all of the wells acquired in this transaction. Based on the current net daily production of approximately 5,000 Mcfe, the properties have a reserve to production ratio of approximately 15 years. Vanguard is evaluating options for financing this acquisition and is currently in the process of amending its existing credit facility.  At closing, Vanguard will assume natural gas puts and swaps based on Nymex pricing for approximately 67% of the estimated gas production from existing producing wells related to the transaction for the period beginning August of 2009 through 2010.  In addition, Vanguard has also added new derivative positions so that approximately 90% of this new production will be hedged through 2011. A schedule of the hedges assumed and added is shown below:

Contract Period	Volume (MMBtu)	Price
Put and Swap Agreements Assumed:
August – December 2009	765,000	$8.00
January – December 2010	949,000	$7.50
Collars Added:
January – December 2010	693,500	$7.50 - $8.50
January – December 2011	1,569,500	$7.25 - $8.25	(1)

(1)	Weighted average pricing.

Cash Distributions

On August 14, 2009, the Company will pay a second-quarter cash distribution of $0.50 per unit to its unitholders of record on July 31, 2009.  This quarterly distribution payment was unchanged from the amount distributed during the first quarter of 2009 and represents an increase of $0.055 per unit, or 12%, over the $0.445 distribution set in the second quarter of 2008.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of natural gas and oil properties were $0.7 million in the second quarter of 2009 compared to $4.7 million for the comparable quarter of 2008.  For the first six months of 2009, Vanguard spent $1.9 million for drilling, capital workover and completion work, compared to $7.0 million during the comparable period last year. In this uncertain commodity price environment, Vanguard is allocating its capital judiciously and will move forward with its development drilling program when market conditions allow for an adequate return on the drilling investment and are expected to be funded through cash from operations.

Reserve-Based Credit Facility

At the end of the second quarter, we had indebtedness under our reserve-based credit facility totaling $132.5 million, had $21.5 million available for borrowing under our reserve-based credit facility and had $3.7 million in cash on our balance sheet.

On May 29, 2009, Vanguard announced that the borrowing base on its reserve-based credit facility had been reduced from $175.0 million to $154.0 million in conjunction with its semi-annual redetermination as per the terms of the credit agreement due principally to banks utilizing lower natural gas and oil price assumptions to reflect the lower commodity price environment. No other terms under the facility changed as a result of the redetermination.  However, Vanguard is currently in the process of amending the existing reserve-based credit facility in conjunction with the recently announced agreement to acquire additional natural gas and oil assets from an affiliate of Lewis Energy Group, L.P.  As part of the amendment, the term of the reserve-based credit facility would be extended and the borrowing base, margins and other fees are expected to increase.

Conference Call Information

Vanguard will host a conference call today to discuss its 2009 second quarter  results on Thursday, July 30, 2009 at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (888) 549-7880 or (480) 629-9866, for international callers and ask for the “Vanguard Natural Resources” call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Vanguard’s website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until August 14, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4106192#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC

Operating Statistics

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009	2008
Net Natural Gas Production:
Appalachian gas (MMcf)	794	903		1,599	1,770
Permian gas (MMcf)	70	109		129	151	(a)
South Texas gas (MMcf)	271	—	(b)	547	—	(b)
Total natural gas production (MMcf)	1,135	1,012		2,275	1,921

Average Appalachian daily gas production (Mcf/day)	8,726	9,922		8,837	9,724
Average Permian daily gas production (Mcf/day)	773	1,202		716	1,000	(a)
Average South Texas daily gas production (Mcf/day)	2,977	—	(b)	3,019	—	(b)
Average Vanguard daily gas production (Mcf/day)	12,476	11,124		12,572	10,724

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$10.71	$10.35	(c)	$10.68	$10.41	(c)
Net realized gas price, excluding hedges	$4.50	$13.14		$5.02	$11.62

Net Oil Production:
Appalachian oil (Bbls)	21,186	10,430		37,697	21,421
Permian oil (Bbls)	56,969	61,817		117,649	102,539	(a)
Total oil (Bbls)	78,155	72,247		155,346	123,960

Average Appalachian daily oil production (Bbls/day)	233	115		208	118
Average Permian daily oil production (Bbls/day)	626	679		650	679	(a)
Average Vanguard daily oil production (Bbls/day)	859	794		858	797

Average Oil Sales Price per Bbls:
Net realized oil price, including hedges	$75.95	$81.01		$73.26	$84.61
Net realized oil price, excluding hedges	$54.93	$104.44		$46.18	$101.06

(a)	The Permian Basin acquisition closed on January 31, 2008 and, as such, only five months of operations are included in the six month period ended June 30, 2008.

(b)	The South Texas acquisition closed on July 28, 2008 and, as such, no operations are included in the three month period and six month period ended June 30, 2008.

(c)	Excludes amortization of premiums paid and non-cash settlements on derivative contracts.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Natural gas and oil sales	$9,404	$20,852	$18,606	$34,854
Gain (loss) on commodity cash flow hedges	(378)	155	(1,274)	571
Gain (loss) on other commodity derivative contracts	(6,137)	(58,045)	11,512	(79,817)
Total revenues	2,889	(37,038)	28,844	(44,392)

Costs and expenses:
Lease operating expenses	2,778	2,300	5,911	4,315
Depreciation, depletion, amortization, and accretion	2,645	3,330	6,428	6,154
Impairment of natural gas and oil properties	—	—	63,818	—
Selling, general and administrative expenses	2,941	1,637	6,093	3,283
Production and other taxes	921	1,429	1,563	2,395
Total costs and expenses	9,285	8,696	83,813	16,147

Loss from operations	(6,396)	(45,734)	(54,969)	(60,539)

Other income and (expense):
Interest income	—	4	—	12
Interest expense	(979)	(1,244)	(1,992)	(2,374)
Gain (loss) on interest rate derivative contracts	607	(46)	228	(51)
Total other expense	(372)	(1,286)	(1,764)	(2,413)

Net loss	$(6,768)	$(47,020)	$(56,733)	$(62,952)

Net loss per unit:
Common & Class B units – basic	$(0.54)	$(4.19)	$(4.51)	$(5.61)

Common & Class B units – diluted	$(0.54)	$(4.19)	$(4.51)	$(5.61)

Weighted average units outstanding:
Common units – basic & diluted	12,145,873	10,795,000	12,145,873	10,795,000
Class B units – basic & diluted	420,000	420,000	420,000	420,000

(a)	The South Texas acquisition closed on July 28, 2008 and as such no operations are included in the three month period ended June 30, 2008 and the six month period ended June 30, 2008.

(b)	The Permian Basin acquisition closed on January 31, 2008 and as such only five months of operations are included in the six month period ended June 30, 2008.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,715	$3
Trade accounts receivable, net	4,563	6,083
Derivative assets	21,538	22,184
Other receivables	3,160	2,763
Other current assets	691	845
Total current assets	33,667	31,878

Natural gas and oil properties, at cost	287,389	284,447
Accumulated depletion	(172,303)	(102,178)
Natural gas and oil properties evaluated, net – full cost method	115,086	182,269

Other assets
Derivative assets	10,824	15,749
Deferred financing costs	709	882
Other assets	1,015	1,784
Total assets	$161,301	$232,562

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$427	$2,148
Accounts payable – natural gas and oil	1,113	1,327
Payables to affiliates	829	2,555
Derivative liabilities	156	486
Accrued expenses	3,673	1,248
Total current liabilities	6,198	7,764

Long-term debt	132,500	135,000
Derivative liabilities	1,682	2,313
Asset retirement obligations	2,185	2,134
Total liabilities	142,565	147,211

Commitments and contingencies

Members’ equity
Members’ capital, 12,145,873 common units issued and outstanding at June 30, 2009 and December 31, 2008	19,513	88,550
Class B units, 420,000 issued and outstanding at June 30, 2009 and December 31, 2008	5,784	4,606
Accumulated other comprehensive loss	(6,561)	(7,805)
Total members’ equity	18,736	85,351

Total liabilities and members’ equity	$161,301	$232,562

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion, and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred taxes; and

•	Unit-based compensation expense.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Depreciation, depletion, and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred taxes;

•	Unit-based compensation expense;

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Loss to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (b)	2009	2008 (b)(c)

Net loss	$(6,768)	$(47,020)	$(56,733)	$(62,952)
Plus:
Interest expense, including realized losses on interest rate derivative contracts	1,377	1,244	2,726	2,374
Depreciation, depletion, amortization, and accretion	2,645	3,330	6,428	6,154
Impairment of natural gas and oil properties	—	—	63,818	—
Amortization of premiums paid and non-cash settlements on derivative contracts	1,107	1,230	2,572	2,531
Unrealized losses on other commodity and interest rate derivative contracts	13,096	52,186	3,310	72,396
Deferred taxes	(4)	—	(201)	—
Unit-based compensation expense	1,827	981	4,015	1,896
Less:
Interest income	—	4	—	12
Adjusted EBITDA	$13,280	$11,947	$25,935	$22,387
Less:
Interest expense, net	1,377	1,240	2,726	2,362
Drilling, capital workover, and recompletion expenditures	652	4,724	1,912	7,040
Distributable Cash Flow	$11,251	$5,983	$21,297	$12,985

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	The South Texas acquisition closed on July 28, 2008 and as such no operations are included in the three month period ended June 30, 2008 and the six month period ended June 30, 2008.

(c)	The Permian Basin acquisition closed on January 31, 2008 and as such only five months of operations are included in the six month period ended June 30, 2008.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to management; and

•	Impairment of natural gas and oil properties.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash natural gas and oil property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Loss to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net loss	$(6,768)	$(47,020)	$(56, 733)	$(62,952)
Plus:
Unrealized loss on other commodity derivative contracts	14,101	52,186	4,272	72,396
Unrealized fair value of phantom units granted to management	951	—	2,252	—
Impairment of natural gas and oil properties	—	—	63,818	—
Less:
Unrealized gain on interest rate derivative contracts	(1,005)	—	(962)	—
Total adjustments	14,047	52,186	69,380	72,396

Adjusted Net Income	$7,279	$5,166	$12,647	$9,444

Basic and diluted net loss per unit:	$(0.54)	$(4.19)	$(4.51)	$(5.61)
Plus:
Impairment of natural gas and oil properties	—	—	5.08	—
Unrealized fair value of phantom units granted to management	0.08	—	0.18	—
Unrealized loss on other commodity derivative contracts	1.12	4.65	0.34	6.45
Less:
Unrealized gain on interest rate derivative contracts	(0.08)	—	(0.08)	—
Basic and diluted adjusted net income per unit:	$0.58	$0.46	$1.01	$0.84

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC                                                                                                DRG&E
Richard Robert, EVP and CFO, 832-327-2258                                                                                                           Jack Lascar/Carol Coale, 713-529-6600
investorrelations@vnrllc.com                                                                                                           jlascar@drg-e.com or ccoale@drg-e.com